Registration No. 333-______
As filed with the Securities and Exchange Commission on August 22, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
A.S.V., INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1459569

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

840 Lily Lane
Grand Rapids, Minnesota 55744

(Address of registrant’s principal executive offices,
including zip code)
A.S.V., INC. 2004 STOCK INCENTIVE PLAN
(Full title of the plan)
Thomas R. Karges
Chief Financial Officer
A.S.V., Inc.
840 Lily Lane
Grand Rapids, Minnesota 55744
(218) 327-5365
(Name, address and telephone number,
including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to	offering price per	aggregate offering	Amount of
to be registered	be registered(1)(2)	share(3)	price(3)	registration fee
Common Stock, par value $0.01 per share (3)	1,500,000 Shares	$45.37	$68,055,000	$8,011

(1)	Represents the shares of common stock of A.S.V., Inc. that may be offered or sold pursuant to the A.S.V., Inc. 2004 Stock Incentive Plan.

(2)	The number of shares of common stock being registered is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon (i) the average of the high and low prices of the registrant’s common stock traded on The Nasdaq National Market as reported in the consolidated reporting system on August 17, 2005 and (ii) the weighted average option exercise price of those options currently outstanding.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by A.S.V., Inc. (hereinafter “we,” “us” or “ASV”), are incorporated by reference in this registration statement:
(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

(c)	Our Current Reports on Form 8-K filed on January 18, 2005, April 15, 2005, May 31, 2005, July 18, 2005, July 26, 2005 and July 28, 2005 (except as to Item 2.02 thereof); and

(d)	The description of our common stock contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 302A.521 of the Minnesota Business Corporation Act provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, we will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:
•	has not been indemnified by another organization;

•	acted in good faith;

•	has not received an improper personal benefit and Section 302A.255 regarding director conflicts of interests, if applicable, has been satisfied;

•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•	reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer,

partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.
     Article 8 of our Second Restated Articles of Incorporation, as amended to date, provides that, to the fullest extent permissible under the Minnesota Business Corporation Act, our directors shall not be liable to ASV or our shareholders for monetary damages for breach of fiduciary duty as a director.
     Section 9.01 of our Bylaws provides that we shall indemnify our officers and directors under such circumstances and to the extent permitted by Section 302A.521 as now enacted or hereafter amended.
     We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers ASV for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

4.1(a)	Second Restated Articles of Incorporation of A.S.V., Inc. (incorporated by reference to A.S.V., Inc.’s Registration Statement on Form SB-2 (File No. 33-61284C) filed July 7, 1994).

4.1(b)	Amendment to Second Restated Articles of Incorporation of A.S.V., Inc. filed January 6, 1997 (incorporated by reference to A.S.V., Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 1996 (File No. 0-25620) filed electronically March 28, 1997).

4.1(c)	Amendment to Second Restated Articles of Incorporation of A.S.V., Inc. filed May 4, 1998 (incorporated by reference to A.S.V., Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 0-25620) filed electronically August 12, 1998).

4.2(a)	Bylaws of A.S.V., Inc. (incorporated by reference to A.S.V., Inc.’s Registration Statement on Form SB-2 (File No. 33-61284C) filed July 7, 1994).

4.2(b)	Amendment to Bylaws of A.S.V., Inc. adopted April 13, 1999 (incorporated by reference to A.S.V., Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-25620) filed electronically November 12, 1999).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Minnesota, on the 22nd day of August, 2005.

A.S.V., INC.
By:	/s/ Gary D. Lemke
Gary D. Lemke
Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary D. Lemke and Thomas R. Karges, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the offering of shares of common stock of A.S.V., Inc. pursuant to the 2004 Stock Incentive Plan, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 22nd day of August, 2005.

Signature	Title

/s/ Gary D. Lemke Gary D. Lemke	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)
/s/ Thomas R. Karges Thomas R. Karges	Chief Financial Officer (principal financial and accounting officer)
/s/ Richard A. Benson Richard A. Benson	Director
James H. Dahl	Director
/s/ Bruce D. Iserman Bruce D. Iserman	Director

Signature	Title

/s/ Leland T. Lynch Leland T. Lynch	Director
/s/ Jerome T. Miner Jerome T. Miner	Vice Chairman of the Board of Directors
/s/ Karlin S. Symons Karlin S. Symons	Director
R.E. “Teddy” Turner, IV	Director
/s/ Kenneth J. Zika Kenneth J. Zika	Director

EXHIBIT INDEX

Exhibit
Number	Description

4.1(a)	Second Restated Articles of Incorporation of A.S.V., Inc. (incorporated by reference to A.S.V., Inc.’s Registration Statement on Form SB-2 (File No. 33-61284C) filed July 7, 1994).

4.1(b)	Amendment to Second Restated Articles of Incorporation of A.S.V., Inc. filed January 6, 1997 (incorporated by reference to A.S.V., Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 1996 (File No. 0-25620) filed electronically March 28, 1997).

4.1(c)	Amendment to Second Restated Articles of Incorporation of A.S.V., Inc. filed May 4, 1998 (incorporated by reference to A.S.V., Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 0-25620) filed electronically August 12, 1998).

4.2(a)	Bylaws of A.S.V., Inc. (incorporated by reference to A.S.V., Inc.’s Registration Statement on Form SB-2 (File No. 33-61284C) filed July 7, 1994).

4.2(b)	Amendment to Bylaws of A.S.V., Inc. adopted April 13, 1999 (incorporated by reference to A.S.V., Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-25620) filed electronically November 12, 1999).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

24.1	Power of Attorney (included on signature page).